Exhibit 7.1

March 21, 2011

Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard

Suite 2000

Los Angeles, CA 90025

Attention: Jonathan Seiffer

Gentlemen:

In connection with your consideration of a possible negotiated transaction with BJ’s Wholesale, Inc. (collectively with its subsidiaries, affiliates and divisions, the “Company”), you have requested, and the Company is prepared to make available to you, certain information concerning its business, operations, assets and liabilities. As a condition to such information being furnished, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which has been or is furnished to you or your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants and financial advisors) (collectively, “Representatives”) by or on behalf of the Company in connection with your consideration of a possible negotiated transaction with the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

The term “Evaluation Material” shall be deemed to include all such information furnished to you or any of your Representatives by the Company or any of its Representatives, irrespective of the form of communication (whether provided orally or in writing or provided or stored on electronic or magnetic media, film or any other form or media), and whether such information is so furnished before, on or after the date hereof, or information which you or your Representatives otherwise learn or obtain, through observation or through analysis of such information, and all analyses, compilations, data, forecasts, studies, notes, interpretations, memoranda or other documents prepared by you or your Representatives containing, reflecting or based in whole or in part on any such information. The term “Evaluation Material” does not include information which (i) at the time of disclosure is generally available to the public other than as a result of a disclosure directly or indirectly by you or your Representatives; (ii) you can establish was within your or any of your Representatives’ possession prior to it being furnished to you or your Representatives by or on behalf of the Company pursuant hereto, provided that such information is not known to you to be subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known to you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; or (iv) you can establish is independently developed by you or your Representatives without utilizing in any way any Evaluation Material or violating any of your obligations under this letter agreement.

Leonard Green & Partners, L.P.

March 21, 2011

You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between the Company and you, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent; and (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible negotiated transaction with the Company, who agree to keep such information confidential and to use such information solely for the limited purpose described in this clause (ii) and who are provided with a copy of this letter agreement and who are instructed to comply with the terms thereof. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives, and you agree, at your sole expense, to take all reasonable measures (including, if necessary, court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. It is understood and agreed that the Company may, in its discretion, from time to time determine that disclosure of certain competitively sensitive Evaluation Material to certain of your Representatives may be inappropriate, in which case at the Company’s request you shall refrain from disclosing such Evaluation Material to such Representatives.

In addition, both parties agree that, without the prior written consent of the other party, neither it nor its Representatives will disclose to any other person the fact that the Evaluation Material has been made available to it, that investigations, discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof or the identity of the parties thereto), provided that either party may make such disclosure if such party has received advice from its outside counsel that such disclosure must be made in order to comply with any law or regulation and provided further that each party to this letter agreement acknowledges that (i) this letter agreement shall be disclosed as an exhibit to the amendment to the Schedule 13D that will be filed by you as promptly as practicable following execution of this letter agreement and (ii) such amendment to the Schedule 13D shall disclose that Evaluation Material will be made available to you and that you will be evaluating a potential acquisition of the Company. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to such agreement, arrangement or understanding, with any person regarding a possible transaction involving the Company, in each case other than any of your Representatives. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any governmental representative or authority, corporation, company, partnership, joint venture, group, limited liability company, other entity or individual.

Except with respect to the debt financing sources previously identified to and agreed by the Representatives of the Company (each, an “Exempt Party”), you agree that neither you nor any of your Representatives will provide the Evaluation Material to, disclose information of the type described in the preceding paragraph to, or have any discussions concerning a potential transaction involving the Company with, any potential debt or equity financing source without

Leonard Green & Partners, L.P.

March 21, 2011

the written consent of the Company. Whether or not any such consent is granted, you agree that you will not, directly or indirectly, require, instruct or encourage any financial institutions or financing sources, including any financial advisor, or any legal or other advisory firms, not to be retained by any other person in connection with a potential transaction with the Company and, if requested, you agree to consent to any such retention, and to waive any actual or alleged conflict that may arise from any existing or past relationship with you, in connection with a potential transaction with the Company. With respect to any Exempt Party, or in the event the Company provides such consent with respect to any other potential financing source, such Exempt Party or other potential financing source shall be considered a Representative for all purposes of this letter agreement. However, if the Company provides such consent with respect to any potential equity financing source, in connection therewith such potential equity financing source may execute and deliver to the Company, prior to the receipt of any Evaluation Material from you, a non-disclosure agreement with the Company in form and substance reasonably satisfactory to the Company, in which case you and such potential equity financing source shall each be bound by your respective agreements with the Company and not by the other’s, and neither you nor such potential equity financing source shall be responsible or liable for any breach by the other.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice (to the extent legally permitted) of any such request or requirement and shall consult and cooperate with the Company to the fullest extent permitted by law so that the Company may seek (at its sole cost and expense) a protective order or other appropriate remedy (including taking legally available steps to resist or narrow any such request or requirement) and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the opinion of your respective outside counsel, legally compelled to disclose Evaluation Material to any tribunal or other entity, you or your Representatives may, without liability hereunder, disclose to such tribunal or other entity only that portion of the Evaluation Material which such counsel advises you or your Representative is legally required to be disclosed, provided that you and your Representative each exercise your best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal or other entity.

If either party decides that it does not wish to proceed with a transaction with the other party, it will promptly inform the other party of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly (and in no event later than five business days after such request), at your option, deliver to the Company, or destroy, all Evaluation Material (and all copies thereof, regardless of the form or media on which it may be stored or embodied ) furnished to you or your Representatives by or on behalf of the Company pursuant hereto and you and your Representatives shall not retain any copies, extracts or other reproductions (regardless of the form thereof or media on which they may be stored or embodied) in whole or in part of such material; provided that nothing shall require the alteration,

Leonard Green & Partners, L.P.

March 21, 2011

modification, deletion or destruction of latent data (such as deleted files, and other non-logical data types, such as memory dumps, swap files, temporary files, printer spool files, and metadata) that can only be retrieved by computer forensics experts and is generally considered inaccessible without the use of specialized tools and techniques. In the event of such a decision or request, all Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof may be retained (regardless of the form thereof or media on which it may be stored or embodied), except that you and your Representatives may retain data or electronic records containing Evaluation Material prepared by you or your Representatives for the purposes of backup, recovery, contingency planning or business continuity planning so long as such data or records, to the extent not permanently deleted or overwritten in the ordinary course of business, are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency planning or business continuity purposes (and if such data or records are restored or otherwise become accessible, they must be permanently deleted). In the event of such a decision or request such return and destruction shall, upon the Company’s written request, be certified in writing to the Company by an authorized officer supervising such return and destruction. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

You understand and acknowledge that neither the Company nor any of its Representatives, or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives, or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents shall have any liability to you or to any of your Representatives or any other person relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

In addition, you hereby acknowledge that you are aware (and that prior to their receipt of any Evaluation Material your Representatives who are apprised of a possible transaction have been or will be advised) that the Evaluation Material may contain or may itself be material, non-public information concerning the Company and that the United States and other applicable securities laws prohibit any person in possession of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of one year from the date hereof, you will not, directly or indirectly, solicit to employ or hire any of the executive officers of the Company, so long as they are employed by the Company or any of its subsidiaries and for a period of six months thereafter, without obtaining the prior written consent of the Company. Notwithstanding the foregoing, it shall not be a violation of this letter agreement to conduct general solicitations (including through advertisements and/or search firms) not directly targeted to such prohibited individuals.

Leonard Green & Partners, L.P.

March 21, 2011

In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of one year from the date hereof (unless a shorter period is specifically contemplated by the provisions of this paragraph) (such period, the “Standstill Period”), unless you shall have been specifically invited in writing by the Company, neither you nor any of your controlled affiliates will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company, or any rights to acquire any such securities (including derivative securities representing the right to vote or economic benefit of any such securities) or assets; (ii) any tender or exchange offer, merger or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to the Company; or (iv) for a period of nine months from the date hereof, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to any securities of the Company, other than in connection with any solicitation of proxies or consents in accordance with subsection (a)(iv) above, in which case the Standstill Period shall be for a period of nine months from the date hereof; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, other than in connection with any solicitation of proxies or consents in accordance with subsection (a)(iv) above, in which case the Standstill Period shall be for a period of nine months from the date hereof; (d) negotiate with or provide any information to any person (other than your Representatives in accordance with this letter agreement) with respect to, or make any statement or proposal to any person (other than your Representatives in accordance with this letter agreement) with respect to, or make any public announcement or proposal or offer whatsoever with respect to, or act as a financing source for or otherwise invest in any other persons in connection with, or otherwise solicit, seek or offer to effect any transactions or actions described, or take any action which might force the Company to make a public announcement regarding any of the types of matters set forth, in (a) or (b) above, other than in connection with any solicitation of proxies or consents in accordance with subsection (a)(iv) above, in which case the Standstill Period shall be for a period of nine months from the date hereof and in each case except if you have received advice from outside counsel that disclosure must be made in order to comply with any law or regulation; provided that each party to this letter agreement acknowledges that (i) this letter agreement shall be disclosed as an exhibit to the amendment to the Schedule 13D that will be filed by you as promptly as practicable following execution of this letter agreement and (ii) such amendment to the Schedule 13D shall disclose that Evaluation Material will be made available to you and that you will be evaluating a potential acquisition of the Company; or (e) enter into any discussions or arrangements with any third party (other than your Representatives in accordance with this letter agreement) with respect to any of the foregoing, other than in connection with any solicitation of proxies or consents in accordance with subsection (a)(iv) above, in which case the Standstill Period shall be for a period of nine

Leonard Green & Partners, L.P.

March 21, 2011

months from the date hereof. You also agree during the Standstill Period not to request that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this paragraph (including this sentence). Notwithstanding the foregoing, if at any time during the Standstill Period the Company enters into a definitive agreement with any person relating to a merger, consolidation or other sale of all or substantially all of the then outstanding voting securities or assets of the Company, if the Company files for bankruptcy or if any person commences (i) a tender offer or exchange offer with respect to securities representing a majority of the voting power of the Company or (ii) a proxy solicitation after nine months from the date hereof in which the person would acquire the ability to elect a member of the Board of Directors of the Company, in each case the provisions of this paragraph shall automatically terminate and be of no further force and effect. Nothing in this paragraph shall prohibit you from (x) acquiring any debt securities issued by the Company, (y) acquiring any securities of the Company through an exchange offer or through a plan of reorganization for the Company which, in the case of any transaction described in this clause (y), is confirmed by order of the United States Bankruptcy Court, or (z) participating in or consummating any transactions relating to the Company effected in connection with any proposed Company auction sale process under the jurisdiction of a United States Bankruptcy Court. For a period of one year from the date of this letter agreement, the Company will not disclose any material non-public information relating to its business to any person who is known by the Company to be considering making, or has made, an Acquisition Proposal (as hereinafter defined) (such person being a “Third Party”), unless such Third Party has executed an agreement (a “Third Party Agreement”) with the Company containing standstill provisions which are no less favorable in the aggregate to the Company than the standstill provisions contained in the foregoing provisions of this paragraph (the “Standstill”); provided that the Company may enter into a Third Party Agreement containing standstill provisions that are less favorable to the Company in the aggregate than the Standstill if the Company notifies you of the terms of such standstill provisions as soon as reasonably practicable after the execution of such Third Party Agreement, in which case the Standstill as it applies to you pursuant to the terms of this letter agreement shall be automatically amended to be substantially similar to the standstill provisions contained in such Third Party Agreement. For purposes of this agreement, “Acquisition Proposal” means a proposal to acquire more than 50% of the outstanding voting securities of the Company or a substantial portion of the assets of the Company and its subsidiaries. You hereby confirm that, except as set forth in any Schedule 13D filing made by you or your affiliates on or prior to the date hereof, as of the date hereof you do not have, directly or indirectly, beneficial ownership of equity securities of the Company, rights or options to own or acquire any such securities (through purchase, exchange, conversion or otherwise), or any derivative securities representing the right to (i) vote or economic benefit of any such securities. For the avoidance of doubt, the foregoing provisions of this paragraph shall not in any way affect your right to vote, tender or dispose of any equity securities of the Company held by you or any of your affiliates as of the date of this letter agreement or (ii) acquire any equity securities of the Company upon exercise, conversion or exchange of any derivative securities held by you or any of your affiliates as of the date of this letter agreement, in each such case described in clauses (i) and (ii), as set forth in any Schedule 13D filing made by you or your affiliates on or prior to the date hereof, and any such action taken by you or any of your affiliates shall not in any circumstances be deemed to be a breach of this letter agreement.

Leonard Green & Partners, L.P.

March 21, 2011

Each party understands and agrees that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered. Each party also agrees that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal, fiduciary or other obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction, except for the matters specifically agreed to herein. Each party further acknowledges and agrees that the other party reserves the right, in its sole discretion, to reject any and all proposals made by it or any of its Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations between the parties at any time and for any reason or no reason. You further understand that (i) the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a preliminary or definitive agreement without prior notice to you or any other person) and (ii) any procedures relating to such process or transaction may be changed at any time without notice to you or any other person. Neither this paragraph nor any other provision in this letter agreement can be waived or amended except by written consent of each party, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment. For the purposes of this paragraph, the term “definitive agreement” shall not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of any offer or bid.

You agree that all (i) contacts or communications by you or your Representatives with the Company or its employees regarding the Evaluation Material or a potential transaction, (ii) requests for additional Evaluation Material, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures shall be made only through representatives of Morgan Stanley & Co. Incorporated or as such individuals may otherwise direct in writing.

It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and that irreparable damage will result to the Company if information contained therein or derived therefrom is disclosed to any third party except as herein provided or is used for any purpose other than the evaluation of a possible negotiated transaction with the Company. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity.

Leonard Green & Partners, L.P.

March 21, 2011

This letter agreement is for the benefit of each party, its Representatives and their respective directors, officers, stockholders, partners, owners, employees, affiliates and agents (provided that, with respect to you, none of your affiliates shall be bound by the terms and conditions of this Agreement unless (i) such affiliates are provided Evaluation Material, in which case such affiliates shall be considered a Representative pursuant to this letter agreement, or (ii) such affiliates are expressly contemplated by the provisions hereof to be covered by this letter agreement), and shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

The rights of the Company under this letter agreement may be assigned in whole or in part to any purchaser of the Company, which purchaser shall be entitled to enforce this letter agreement to the same extent and in the same manner as the Company is entitled to enforce this letter agreement. You may not assign your rights or obligations under this letter agreement to any person or entity without the prior written consent of the Company. Subject to the foregoing, this letter agreement shall be binding on the respective successors and assigns of the parties hereto.

The letter agreement contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes any other agreement concerning the subject matter hereof, including, without limitation, any “clickthrough” agreement relating to the confidentiality of the Evaluation Material agreed to by you in connection with your access to any data site maintained in connection with a Possible Transaction, and no modification of this letter agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by each party.

For the convenience of the parties, this letter agreement may be executed by facsimile or PDF transmission and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

This letter agreement also constitutes notice to you that the Company has engaged Wilmer, Cutler, Pickering, Hale and Dorr LLP (“WilmerHale”) and a committee of independent directors of the Company has engaged Potter Anderson & Corroon LLP (“Potter Anderson”) as their respective legal counsel in connection with the potential transaction, and you hereby (i) consent to the continued representation of the Company by WilmerHale and the continued representation of the committee of independent directors by Potter Anderson in relation to the potential transaction notwithstanding the fact that WilmerHale or Potter Anderson may have represented, or may currently or in the future represent, you and/or any of your affiliates or Representatives with respect to unrelated matters and (ii) waive any actual or alleged conflict that may arise from their representation of the Company in connection with the potential transaction. In addition, you hereby acknowledge that your consent and waiver under this paragraph is voluntary and informed, and that you have obtained independent legal advice with respect to this consent and waiver.

The Evaluation Material delivered to you or your Representatives by the Company shall remain the property of the Company. No rights to use, license or otherwise exploit the Evaluation Material are granted to you or your Representatives, by implication or otherwise. Neither you nor your Representatives will by virtue of disclosure of the Evaluation Material and/or your or your Representatives’ use of the Evaluation Material acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company.

Leonard Green & Partners, L.P.

March 21, 2011

This letter agreement will terminate 18 months from the date hereof (except to the extent an earlier date is provided herein as to any specified obligations); provided, that no such termination of this letter agreement shall relieve any party from any liability relating to any breach of this letter agreement.

Leonard Green & Partners, L.P.

March 21, 2011

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours, BJ’s Wholesale, Inc.

By:	/S/ LON POVICH
Name: Lon Povich
Title: Executive Vice President and General Counsel

Accepted and agreed as of the date first written above:

Leonard Green & Partners, L.P.

By:   LGP Management, Inc., its General Partner

By:	/S/ JONATHAN A. SEIFFER
Name: Jonathan A. Seiffer
Title: Senior Vice President